Exhibit 99.1

Press Release
Contact
Jacob Moelter, Market Street Partners
ir@actuate.com +1.415.445.3235
Samantha Singh, Corporate Communications, Actuate
ssingh@actuate.com +1.650.645.3078

Actuate Signs Agreement to be Acquired by OpenText

San Mateo, Calif., – December 5, 2014 – Actuate Corporation (NASDAQ: BIRT), The BIRT Company™ and the leader in personalized analytics and insights, today announced that it has entered into an agreement to be acquired by OpenText. Under the terms of the merger agreement, an affiliate of OpenText will commence a tender offer to the Actuate stockholders to purchase any and all shares of common stock they hold for $6.60 in cash per share. The purchase price represents an approximately 89% premium to the closing price of Actuate common stock on December 4, 2014, and an equity value of approximately $330 million.

The addition of Actuate enables OpenText to enhance their products with embedded analytics as well as enter a growing market. Together Actuate and OpenText will seek to extend the benefits of embedded analytics to more geographies and industries. Industry research indicates embedded analytics is increasing in its importance. Embedded analytics turns information into intelligence by providing users with relevant, actionable insights delivered within the context of the application. This adds substantial value for companies embedding analytics into applications to help drive better customer engagement and improved decision making.

The Board of Directors of Actuate has unanimously approved the transaction. The transaction is expected to close in the first quarter of 2015, subject to Actuate stockholders tendering a majority of Actuate’s outstanding shares pursuant to the tender offer and other customary closing conditions, including regulatory approvals.

“Actuate has been focused on delivering value of information for over 20 years. We believe this agreement will enhance the OpenText product line through embedded analytics and open a new growth market for OpenText,” said Pete Cittadini, president and CEO of Actuate.

For further information regarding all terms and conditions contained in the definitive merger agreement, please see Actuate’s Current Report on Form 8-K, which will be filed in connection with this transaction.

About Actuate (NASDAQ:BIRT) – The BIRT Company™

Actuate provides software to more than 3.5 million BIRT developers and OEMs who build scalable, secure solutions that save time and improve brand experience by delivering

Copyright © 2014 Actuate Corporation

Press Release

personalized analytics and insights to over 200 million of their customers, partners and employees. Actuate founded and supports BIRT – the open source IDE – and develops BIRT iHub™ – the world-class visualization and deployment platform – to significantly improve productivity of developers working on customer facing applications. Actuate’s BIRT Analytics™ delivers self-service predictive analytics to enhance customer engagement using Big Data. The Actuate Customer Communications Suite™ empowers organizations to easily transform, process, personalize, archive and deliver high volume content and individualized correspondence. Actuate is headquartered in Silicon Valley with more than 5,000 enterprise customers in financial services, technology and government. Visit actuate.com and developer.actuate.com.

Additional Information and Where to Find It

This document does not constitute an offer to buy or a solicitation of an offer to sell securities. The tender offer for the outstanding shares of common stock of Actuate (“Offer”) described in this document has not commenced. At the time the Offer is commenced, OpenText Corporation (“OpenText”) and Asteroid Acquisition Corporation, a wholly-owned subsidiary of OpenText (the “Merger Subsidiary”) will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”), and Actuate will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, will contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials and all other documents filed by Actuate, OpenText or Merger Subsidiary with the SEC will be available both at no charge on the SEC’s web site at www.sec.gov and may be obtained for free by directing requests to ir@actuate.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, and reflect management’s best judgment based on factors currently known. Our actual results may differ materially from those discussed here. These risks and uncertainties include, among others: the timing of the closing of the proposed transaction, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the ability of the parties to meet the closing conditions and other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, including any guidance, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Copyright © 2014 Actuate Corporation

Press Release

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Copyright © 2014 Actuate Corporation. All rights reserved. Actuate, legodo, BIRT iHub, BIRT iHub F-Type, BIRT Analytics, Actuate Customer Communications Suite, The Actuate Document Accessibility Appliance, BIRT PowerDocs, BIRT onDemand, BIRT Viewer Toolkit, and the Actuate logo are trademarks or registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. The use of the word “partner” or “partnership” does not imply a legal partnership relationship between Actuate and any other company. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

Copyright © 2014 Actuate Corporation